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                                                                  EXHIBIT 10(h)




                           1992 DIRECTORS' EQUITY PLAN

                                NOVEMBER 11, 1992
                               STOCK OPTION GRANT

PURPOSE

         The purpose of the 1992 Directors' Equity Plan is to provide Clayton Homes, Inc., Common Stock as a component of the compensation package for B. Joe Clayton, Dan Evins, and Joseph H. Stegmayer non-employee directors of the Company on November 11, 1992 (the "Participating Directors") in order to strengthen the commonality of interest between the Participating Directors and shareholders and improve the Company's ability to attract and retain talented individuals to serve as Company directors.

STOCK OPTION AWARD TO EACH PARTICIPATING DIRECTOR

         The Stock Option is a right to purchase 2,500 shares of Clayton Homes, Inc., Common Stock at the market value at the date of grant of $22.60 (option price), which shall be November 11, 1992.

STOCK OPTION TERMS

         Each of the non-qualified stock options becomes exercisable in 20% installments beginning one year after the date of grant and becomes exercisable 20% each year thereafter, provided, however, that the first installment of the grant hereunder shall become exercisable six months and one day following shareholder approval of this plan. Should a Participating Director's Board service terminate prior to all or a portion of an option becoming exercisable, the portion of the option not then exercisable will be canceled unless such termination is due to death or disability. (See discussion below.) Options will have generally a 10-year term and are not transferable by a Participating Director other than by will or the laws of descent.

         Once the stock option becomes exercisable, a Participating Director may purchase some or all of the exercisable shares by notifying the Secretary of the Company, in writing, of his intent to exercise and by concurrently submitting a check in payment of the exercise cost (i.e., number of shares being exercised times the option price).

         Upon retirement from the Board or upon earlier termination as described herein, the exercisable portion of any stock option will remain exercisable for two years from such termination date.

DEATH OR DISABILITY

         If a Participating Director's service as a director terminates because of death or permanent disability, he (or the named beneficiary or estate) will receive the awards


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through such termination of service. For these purposes, permanent disability will be considered to have occurred if a Participating Director would be eligible to receive a Primary Social Security Disability benefit under the definition of such laws and regulations. In either event, stock options will become immediately exercisable, if not already exercisable. Options will then have a two-year period from the date of termination of Board service during which it can be exercised by the beneficiary, or the estate. Should a Participating Director die during such two-year post-termination exercise period, the beneficiary or estate will have the greater of: (1) the remainder of the two-year post-termination exercise period or (2) one year from the date of death in which to exercise the stock option.

CHANGES IN CAPITALIZATION

         In the event of any change in outstanding Clayton Homes, Inc., Stock which requires an adjustment in stock options and/or stock awards under the Company's stock incentive plans for employees, any such adjustment or adjustments will also be made to the stock options hereunder.

AUTHORIZED SHARES

         The maximum number of authorized shares which may be issued to the Participating Directors under this Program shall be 7,500 subject to adjustment as described in "Changes in Capitalization."

SHAREHOLDER APPROVAL

         This program is subject to approval by the Company's shareholders at the 1993 Annual Meeting.